EXHIBIT 99.1

                                  NEWS RELEASE

Gateway Energy Corporation
500 Dallas Street, Suite 2615
Houston, TX  77002



FOR IMMEDIATE RELEASE:



                   Gateway Energy Corporation Acquires All of
                     Gulfshore Midstream's Offshore Systems


HOUSTON, September 6, 2007 -- Gateway Energy Corporation (OTC Bulletin Board:
GNRG; "Gateway") today announced the acquisition of significant offshore pipeline assets from Gulfshore Midstream Pipelines, Ltd. The acquired pipeline assets extend from the western and central Gulf of Mexico in water depths ranging from 50 to 650 feet, and currently gather approximately 60,000 MCF per day of natural gas from 56 producing wells. These pipeline assets range from 6" to 16" diameter pipelines. Gateway acquired the assets for consideration consisting of $3.1 million in cash, 1,550,000 shares of Gateway common stock and the assumption of certain liabilities related to the assets estimated to be approximately $300,000.

Regarding the acquisition, Robert Panico, President and Chief Executive Officer of Gateway, stated "This acquisition nearly doubles our offshore pipeline network and expands our footprint from Galveston, Texas to New Orleans, Louisiana, making us a major gatherer in the Gulf of Mexico. These pipeline systems are located in prolific areas of the Gulf with proven production operated by major producers. There have been numerous leases acquired around these assets which we anticipate will lead to continued drilling activity. We are also very pleased to add Gulfshore Midstream, a sophisticated player in the energy industry, as one of our largest stockholders."

Speaking of the strategic implications of this acquisition, Mr. Panico stated "This acquisition demonstrates the company's successful implementation of its business plan by redeploying assets to the company's core business segments in the midstream energy industry. Our ability to acquire Gulfshore's offshore pipeline systems was made possible by the completion of the following steps of our business plan:

     o Maximizing the Value of the Madisonville Project (Press Release dated July 28, 2005) - Gateway significantly enhanced the value of the Madisonville gas processing plant in July 2005 by selling a portion of the related pipeline assets in exchange for a new arrangement involving a long-term `life of lease' dedication to Gateway's transportation pipeline for all production serviced by the plant, including the expansion plant that is expected to add treatment capacity of 50,000 MCF per day in September 2007, for a total of 68,000 MCF per day for the entire complex.

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     o    Exiting the Nitrogen Rejection Unit Business (Press Release dated
          December 22, 2006) - Gateway concluded a lengthy review of our nitrogen rejection business in December 2006 and exited the unprofitable business of licensing nitrogen rejection units by selling our technology license.

     o    Selling Fort Cobb Fuel Authority (Press Release dated April 16, 2007)
          - In April 2007, Gateway sold Fort Cobb Fuel Authority, a local natural gas distribution company, which business we determined was not consistent with our stated business objective of focusing on the midstream sector of the energy industry.

     o Obtaining Access to Capital (Press Release dated August 23, 2007) - In August 2007, Gateway entered into a new $20 million secured revolving credit facility, with an original borrowing base of $2.5 million, with Western National Bank, which Gateway intends to use to fund acquisitions and new projects in the midstream energy sector and for normal working capital requirements.

The funds provided by these transactions position us to pursue opportunities in the midstream sector and improve our ability to raise capital from third parties on favorable terms."

Paul VanderLinden, President of Gulfshore Midstream, stated "We considered many alternatives in connection with the ultimate sale of our pipeline systems, and we determined that a transaction with Gateway, in which we would receive a significant equity position, was in our best interest and would provide us with the ability to capitalize on Gateway's strong management team and the implementation of its business plan."

Speaking of the financial aspects of the acquisition, Chris Rasmussen, Gateway's Chief Financial Officer, stated "The Gulfshore assets are expected to be immediately accretive to Gateway's earnings per share and EBITDA. In the year ended December 31, 2006 and the six months ended June 30, 2007, these assets generated revenues of approximately $1.4 million and $750,000, respectively. These pipeline systems have very low operating expenses, and will further benefit from the synergies that our existing offshore pipeline business will provide."

Gateway Energy Corporation owns and operates natural gas gathering, transportation and distribution systems and related facilities in Texas, Texas state waters and in federal waters of the Gulf of Mexico off the Texas and Louisiana coasts.

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these

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forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Contacts:
At Gateway Energy
Carolyn Miller - (713) 336-0844.
Website: www.gatewayenergy.com

At Cameron Associates
John C. McNamara
212-554-5485
john@cameronassoc.com